SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Ryder System, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Notice of 2002 Annual Meeting
and Proxy Statement

Ryder System, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SOLICITATION AND VOTING OF PROXIES
POLICY OF CONFIDENTIAL VOTING
COST OF SOLICITATION
PROCEDURES FOR THE MEETING
PARTICIPANTS IN THE 401(k) PLAN
OUTSTANDING VOTING STOCK
ELECTION OF DIRECTORS (Item No. 1)
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
COMPENSATION OF DIRECTORS
CERTAIN RELATIONSHIPS
SELECTION OF AUDITORS (Item No. 2)
SHAREHOLDER PROPOSAL (Item No. 3)
AUDIT COMMITTEE REPORT
BENEFICIAL OWNERSHIP OF SHARES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
OPTION GRANTS
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
PENSION BENEFITS
STOCK PERFORMANCE
SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Ryder System, Inc.

3600 N.W. 82nd Avenue
Miami, Florida 33166

To the Shareholders of Ryder System, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders on Friday, May 3, 2002, at 11:00 A.M., at the Hilton Miami Airport and Towers, located in Miami, Florida.

The proposals to be acted upon at the Meeting include the election of directors and the ratification of the appointment of KPMG LLP as independent auditors for fiscal year 2002. The Company and its Board of Directors support these proposals and recommend a vote in favor of them. In addition, the Company has received one Shareholder proposal concerning the redemption of the Company’s Preferred Share Purchase Rights Plan. The Company and its Board of Directors do not believe that this proposal is in the Company’s best interest or in the best interest of the Shareholders and recommend a vote against this Shareholder proposal.

It is important that your shares be represented at the Meeting. Accordingly, even if you plan to attend the Meeting, please sign, date and return the enclosed proxy card in the postage-prepaid envelope. Alternatively, you can vote by telephone or by Internet as instructed on the enclosed proxy card.

On behalf of the Board of Directors and management, thank you for your cooperation and continued support.

Sincerely,

M. Anthony Burns
Chairman of the Board

Gregory T. Swienton
President and Chief Executive Officer

March 25, 2002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2002

The Annual Meeting of Shareholders of Ryder System, Inc. will be held at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida, on Friday, May 3, 2002, at 11:00 A.M., for the following purposes:

(1)	To elect three directors;

(2)	To ratify the appointment of KPMG LLP as auditors for the Company;

(3)	To consider a Shareholder proposal concerning the Company’s Preferred Share Purchase Rights Plan; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournment of the Meeting.

Only Shareholders of record of the Company’s Common Stock at the close of business on March 11, 2002 are entitled to vote in person or by proxy at the Annual Meeting or any adjournment of the Meeting.

The 2001 Annual Report of the Company has been mailed with this Notice and Proxy Statement to each Shareholder entitled to vote at the Annual Meeting.

RYDER SYSTEM, INC.

Vicki A. O’Meara
Executive Vice President,
General Counsel and Secretary

March 25, 2002

Miami, Florida

Your Vote is Important!

Please sign, date and return the accompanying proxy card in the enclosed postage-prepaid envelope as promptly as possible, or vote via the Internet or by telephone in accordance with the instructions set forth on the proxy card.

If you will need auxiliary aids or services to attend the Annual Meeting because of a disability, please contact the Secretary prior to the Meeting at Ryder System, Inc., 3600 N.W. 82nd Avenue, Miami, Florida 33166 or at (305) 500-3726.

Ryder System, Inc.

3600 N.W. 82nd Avenue
Miami, Florida 33166

PROXY STATEMENT

RYDER SYSTEM, INC.

3600 N.W. 82nd Avenue
Miami, Florida 33166

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ryder System, Inc. (the “Company”) of proxies to be voted during or at any adjournment of the Annual Meeting of Shareholders of the Company (“Annual Meeting” or “Meeting”) to be held at 11:00 A.M. on Friday, May 3, 2002, at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida. This Proxy Statement and the accompanying proxy card are being mailed on or about March 30, 2002 to holders of the Company’s common stock (“Shareholder(s)”) entitled to vote at the Meeting.

The manner in which your shares of common stock1 may be voted by proxy depends on how your Shares are held. If you own Shares of record, meaning that your Shares are represented by certificates or book entries in your name so that you appear as a Shareholder on the records of our stock transfer agent, a proxy card for voting those Shares is included with this Proxy Statement. You may vote those Shares by completing, signing and returning the proxy card in the enclosed envelope. Alternatively, by following the instructions on your proxy card, you may vote those Shares via the Internet at www.eproxyvote.com/r or telephonically by calling 1-877-779-8683. Proxies submitted through the Internet or by telephone through EquiServe, Inc. as described above must be received by 11:59 P.M. on May 2, 2002.

If you own Shares through a bank or brokerage firm account, you will receive a vote instruction form with this Proxy Statement, which you may use to direct how your Shares should be voted. Just as with a proxy card, you may vote those Shares by completing, signing and returning the vote instruction form in the enclosed envelope. Many banks and brokerage firms have also arranged for Internet or telephonic voting of Shares and provide instructions for using those services on the vote instruction form. You may vote your Shares via the Internet at www.proxyvote.com or by calling the toll-free number on your vote instruction form. Votes submitted through the Internet or by telephone must be received by 11:59 P.M. on May 2, 2002.

A Proxy Committee consisting of Gregory T. Swienton, Corliss J. Nelson and Vicki A. O’Meara will vote the Shares represented by each proxy returned to the Company by mail or submitted through the Internet or by telephone. Shares for proxies which are properly executed and returned, or properly voted via the Internet or by telephone, will be voted in accordance with the directions noted thereon. In the absence of directions, the Shares represented by such proxies will be voted in favor of the election of each director nominated in this Proxy Statement, and in favor of the ratification of KPMG LLP as auditors for the Company, but against the Shareholder proposal set forth in this Proxy Statement.

Any Shareholder submitting a proxy by mail has the power to revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date or by appearing at the Meeting and voting in person. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

POLICY OF CONFIDENTIAL VOTING

It is the Company’s policy that all proxies, ballots and vote tabulations that identify the particular vote of a Shareholder be kept confidential, except that disclosure may be made: (i) to allow the independent election inspectors to certify the results of the vote; (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions; or (iii) in the event of a proxy or consent solicitation in opposition to the Company based on an opposition proxy or consent statement filed, or required to be filed, with the Securities and Exchange Commission (the “SEC”). Accordingly, proxy cards are returned in envelopes addressed to the

1 The Company’s common stock has a par value of $0.50 per share and is referred to in this Proxy Statement as “Common Stock,” “Common Share(s)” or “Shares.”

tabulator, who receives, inspects and tabulates the proxies. The final tabulation is inspected by the inspectors of election. Both the tabulator and the inspectors are independent of the Company, its directors, officers and employees. Except as described above, information as to the voting instructions given by individuals who are participants in either the Ryder System, Inc. Employee Savings Plan A, or the Ryder System, Inc. Employee Savings Plan B, or the Ryder System, Inc. Employee Savings Plan for Puerto Rico (all plans herein collectively referred to as the “401(k) Plan”) will not be disclosed to management by the trustee of the 401(k) Plan. Information as to which Shareholders have not voted and periodic status reports on the aggregate vote will be available to the Company.

COST OF SOLICITATION

The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies. For its services, D. F. King & Co., Inc. will receive a fee estimated at $18,000 plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.

PROCEDURES FOR THE MEETING

The presence, in person or by proxy, of the holders of a majority of the outstanding Shares entitled to vote is necessary at the Meeting to constitute a quorum. As set forth in this Proxy Statement, there are four items of business for the Meeting. In addition to these items, the Company’s By-Laws allow Shareholders to raise additional items or to nominate a person for election as a director at the meeting so long as they have given written notice to the Company with respect to the proposal or nominee at least ninety (90) days before the Meeting. The Chairman of the Meeting may refuse to acknowledge any Shareholder proposal or nomination for director not made in accordance with the foregoing.

As noted earlier, the Company received one Shareholder proposal that is included in this Proxy. The Company did not receive any other notices from Shareholders regarding business items for the Meeting. Accordingly, the Company does not anticipate that any matters other than those set forth in this Proxy Statement will be brought before the Annual Meeting.

PARTICIPANTS IN THE 401(k) PLAN

If a Shareholder is a participant in the 401(k) Plan, the proxy card represents the number of full Shares held for the benefit of the participant in the 401(k) Plan as well as any Shares registered in the participant’s name. Thus, a proxy card for such a participant grants a proxy for Shares registered in the participant’s name and serves as a voting instruction for the trustee of the 401(k) Plan for the Share account in the participant’s name.

OUTSTANDING VOTING STOCK

Only holders of Common Stock of record at the close of business on March 11, 2002 are entitled to vote at the Annual Meeting or any adjournment of the Meeting. On March 11, 2002, the Company had 61,003,719 Shares outstanding. All such Shares may be voted at the Annual Meeting and each outstanding Share is entitled to one vote. Neither broker non-votes nor abstentions are counted, in whole or in part, as affirmative votes.

ELECTION OF DIRECTORS

(Item No. 1)

This proposal is for the election of John H. Dasburg, Joseph L. Dionne and Lynn M. Martin, who have been duly nominated by the Board of Directors to serve a term of office expiring at the 2005 Annual Meeting. In the event that one of these nominees becomes unavailable to serve (which is not anticipated), the proxy gives the Proxy Committee the authority to vote for such other person as it may select.

The Company has three classes of directors serving staggered three-year terms. Serving in the class of directors whose term expires at the 2002 Annual Meeting are Joseph L. Dionne, David T. Kearns and Lynn M. Martin. David T. Kearns will retire from the Board of Directors effective May 3, 2002, at which time he will be appointed Director Emeritus by the Board of Directors.

The term of office of M. Anthony Burns (Chairman), Edward T. Foote II, John A. Georges and Gregory T. Swienton expires at the 2003 Annual Meeting. M. Anthony Burns will retire from the Board of Directors effective May 3, 2002, at which time he will be appointed Chairman Emeritus by the Board of Directors.

David I. Fuente, Corliss J. Nelson and Christine A. Varney are currently serving a term that expires at the 2004 Annual Meeting.

The following material sets forth the name of each nominee and of each director continuing in office, a description of positions and offices with the Company, any other principal occupation, business experience during at least the last five (5) years, certain directorships presently held, age and length of service as a director of the Company.

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for the election of each nominee to the Board of Directors.

NOMINEES FOR DIRECTOR

FOR A TERM OF OFFICE EXPIRING AT THE 2005 ANNUAL MEETING

Nominee for Director Age 59	JOHN H. DASBURG
Chairman, Chief Executive
Officer and President,
Burger King Corporation, a
subsidiary of Diageo, PLC

Upon election, Mr. Dasburg will serve
as a member of the Audit Committee and the Finance Committee.	Mr. Dasburg was named Chairman, Chief Executive Officer and President of Burger King Corporation on February 20, 2001, assuming this post on April 2, 2001. Prior to joining Burger King Corporation, Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines for ten years. In 1980 he joined Marriott Corp. and later served as president of Marriott’s Lodging Group and executive vice president of Marriott Corp. From 1973 to 1980 Mr. Dasburg served as a partner with KPMG LLP and served in the United States Navy from 1966 to 1969. In addition to serving on Burger King Corporation’s Board of Directors, Mr. Dasburg currently serves on the Board of Directors of Genuity, Inc., The Mayo Foundation and St. Paul Companies, Inc. Mr. Dasburg was appointed by President George Bush to the White House Fellows Committee in 1991 and in 2001 Florida Governor Jeb Bush appointed him to The Board of Trustees at the University of Florida.

Director since 1995 Age 68	JOSEPH L. DIONNE Retired Chairman and Chief Executive Officer, The McGraw-Hill Companies Chair—Audit Committee Member—Committee on Directors and Public Responsibility	Mr. Dionne was Chairman of the Board of The McGraw-Hill Companies from 1983 to 1999. He joined McGraw-Hill Book Company in 1967 as Vice President for Research and Development at Educational Developmental Laboratories. A year later, he was appointed General Manager of California Test Bureau and became a Vice President of McGraw-Hill Book Company in 1970. He held various positions in the company including Executive Vice President-Operations. In 1981, he became President and Chief Operating Officer of McGraw-Hill and held that position until 1983 when he became Chairman and Chief Executive Officer. He relinquished the title of Chief Executive Officer in April 1998. Prior to joining McGraw-Hill, Mr. Dionne’s experience included teaching, educational administration and consulting work on a number of experimental education projects. He serves on the Board of Directors of AXA Financial, Inc., The Equitable Life Assurance Society of the United States and Harris Corporation. He is a trustee of Hofstra University and Teachers College, Columbia University.

Director since 1993 Age 62	LYNN M. MARTIN
Former U.S. Secretary of Labor;
Chairperson, Deloitte & Touche
LLP’s Council for the Advance-
ment of Women; advisor to Deloitte &
Touche LLP; and Professor, J. L.
Kellogg Graduate School of
Management at Northwestern
University

Chair—Committee on Directors
and Public Responsibility
Member—Compensation Committee	Since serving as Secretary of Labor under President George Bush from 1991 to 1993, Ms. Martin has served as Chairperson of Deloitte & Touche LLP’s Council for the Advancement of Women and as an advisor to that firm. She is a regular commentator, panelist, columnist and speaker on radio and television programs, in national publications and before various business and academic groups, with respect to the changing global economic and political environment. Prior to serving as Secretary of Labor, Ms. Martin represented the 16th District of Illinois in the U.S. House of Representatives from 1981 to 1991. She also serves as a director of The Procter & Gamble Company, SBC Communications, Inc., The Dreyfus Funds, TRW Inc. and Chicago’s Lincoln Park Zoo. She is a member of the Council on Foreign Relations.

DIRECTORS CONTINUING IN OFFICE

Director since 1987 Age 64	EDWARD T. FOOTE II President Emeritus and Chancellor, University of Miami Member—Compensation Committee Member—Committee on Directors and Public Responsibility	Mr. Foote was President of the University of Miami from 1981 to June, 2001. He has been President Emeritus and Chancellor since then. Prior to joining the University of Miami, he was Special Advisor to the Chancellor and Board of Trustees, Washington University, from 1980 to 1981. From 1973 to 1980, he was Dean of the Washington University School of Law, and from 1970 to 1973, he was Vice Chancellor, General Counsel and Secretary to the Board of Trustees of Washington University. Prior to that he was an associate with the law firm of Bryan, Cave, McPheeters and McRoberts.

Director since 1998 Age 56	DAVID I. FUENTE Retired Chairman and Chief Executive Officer, Office Depot, Inc. Chair—Compensation Committee Member—Finance Committee	Mr. Fuente served as Chairman and Chief Executive Officer of Office Depot from 1987, one year after the company was founded, to June, 2000 when he retired as Chief Executive Officer and to December, 2001 when he retired as Chairman of the Board. Before joining Office Depot, Mr. Fuente served for eight years at Sherwin-Williams as President of the Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc.

Director since 1993 Age 71	JOHN A. GEORGES Retired Chairman and Chief Executive Officer, International Paper Company Chair—Finance Committee Member—Audit Committee	John A. Georges was Chairman of the Board and Chief Executive Officer of International Paper from 1984 until he retired in April 1996. He is a principal of Greenwich Chemical Partners and is an industrial partner of Ripplewood Holdings, LLC. He currently serves as Chairman of the Executive Council of the Harvard Center for Risk Analysis. Mr. Georges is a member of The Business Council, Trustee of the Policy Institute of the Business Council of New York State and a Board Member of the University of Illinois Foundation.

Director since 2000 Age 57	CORLISS J. NELSON Senior Executive Vice President and Chief Financial Officer, Ryder System, Inc.	On May 1, 1999, Mr. Nelson joined Ryder System, Inc. as Senior Executive Vice President-Finance and Chief Financial Officer. Before joining Ryder, Mr. Nelson was President of Koch Capital Services, Inc., a subsidiary of Koch Industries, Inc., and Vice President of Koch Industries, Inc. He joined Koch Industries in 1978 as Assistant Corporate Controller. Two years later, he was given responsibility for a real estate subsidiary, which he managed for three years until it was sold. He then became Treasurer of Koch Industries, a position he held for eight years, until moving to Koch Capital Services in 1992. Mr. Nelson also served as President of Koch International. Before joining Koch Industries, Inc., Mr. Nelson held various financial positions with Cessna Aircraft Company and Rockwell International Corporation. He currently serves on the Advisory Board for the School of Business at California State Polytechnic University and the Board of Directors of the United Way of Miami-Dade County.

Director since 1999 Age 52	GREGORY T. SWIENTON President and Chief Executive Officer, Ryder System, Inc.	Mr. Swienton was named Chief Executive Officer of Ryder System, Inc. on November 1, 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President- Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”), and before that was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and with Illinois Bell Telephone Company. Mr. Swienton serves on the Board of Directors of Harris Corporation and is on the Board of Trustees of St. Thomas University in Miami.

Director since 1998 Age 46	CHRISTINE A. VARNEY Partner, Hogan & Hartson LLP Member—Audit Committee Member—Committee on Directors and Public Responsibility	Ms. Varney is a Partner in the law firm of Hogan & Hartson LLP, which she rejoined in 1997 after five years in government service. She leads the Internet Law practice group for the firm. Ms. Varney served as a Federal Trade Commissioner from 1994 to 1997 and as a Senior White House Advisor to the President from 1993 to 1994. She also served as Chief Counsel to the President’s Campaign in 1992 and as General Counsel to the Democratic National Committee from 1989 to 1992. Prior to her government service, Ms. Varney practiced law with the firms of Pierson, Semmes & Finley (1986 to 1988) and Surrey & Morse (1984 to 1986).

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors currently consists of ten members. During 2001, the Board held nine meetings. The Board has established standing Audit, Compensation and Finance Committees and a Committee on Directors and Public Responsibility to assist the Board in the discharge of its responsibilities. The Board may also appoint other committees for specialized functions as appropriate. All directors, other than Mr. Burns, Mr. Swienton and Mr. Nelson, are independent directors, and all standing committees of the Board are comprised entirely of independent directors.1 The Company’s By-Laws require that a majority of the Board of Directors, and all members of the Compensation Committee and the Committee on Directors and Public Responsibility be independent directors. Each of the four members of the Audit Committee is independent as such term is defined in Section 303 of the listing standards of the New York Stock Exchange.2

The Audit Committee consists of Joseph L. Dionne, Chair, John A. Georges, David T. Kearns and Christine A. Varney. The Audit Committee met eight times in 2001. The Committee is responsible for recommending to the Board the engagement of independent auditors, reviewing the scope of and budget for the annual audit, reviewing with the independent auditors the results of the audit engagement, including the Company’s financial statements and statements of earnings prior to public disclosure, and monitoring the independence of the auditors. The Committee also reviews the scope and results of the Company’s internal audit procedures and reviews compliance with Company policies relating to conflicts of interest and business ethics. The Audit Committee Report with regard to activities relating to the December 31, 2001 financial statements is set forth on page 15 of this Proxy Statement. The Committee has adopted a written charter that is reviewed and approved on an annual basis by the Board.

The Compensation Committee consists of David I. Fuente, Chair, Edward T. Foote II and Lynn M. Martin. The Compensation Committee met six times in 2001. The Committee reviews and approves compensation for senior management other than the Chief Executive Officer and the Chief Financial Officer (which are approved by the full Board) and reviews and recommends to the Board compensation for the Chief Executive Officer and the Chief Financial Officer. The Committee also recommends to the Board the adoption and implementation of new incentive compensation plans, stock option plans and employee benefit plans and reviews non-management Board members’ compensation and benefits and recommends changes as appropriate. The Compensation Committee Report on Executive Compensation is set forth on pages 18 and 19 of this Proxy Statement.

The Finance Committee consists of John A. Georges, Chair, David I. Fuente and David T. Kearns. The Finance Committee met six times in 2001. The Committee reviews the financial condition and capital structure of the Company, advises the Board with respect to capital appropriations and other financial matters affecting the Company and reviews and recommends to the Board a dividend policy for the Company and any actions to be taken thereunder.

The Committee on Directors and Public Responsibility consists of Lynn M. Martin, Chair, Joseph L. Dionne, Edward T. Foote II and Christine A. Varney. The Committee met five times in 2001. The Committee reviews and recommends criteria for Board membership, reviews the qualifications of and recommends individuals for election as directors and reviews and recommends the function and authority of all Board Committees as well as their composition. The Committee will review nominees suggested by Shareholders submitted in writing to the Secretary of the Company.

1 Pursuant to the Company’s By-Laws, an independent director is defined as a director who: (i) has not been employed by the Company or any subsidiary of the Company in an executive capacity within the past five years; (ii) does not have, and is not affiliated with a company, firm or institution that has, a significant economic relationship to the Company (other than through stock ownership or customary directors’ fees); (iii) does not have a personal services contract with the Company or any subsidiary of the Company and (iv) is not a familial relative of any person described in (i) through (iii).
2 Such independence is determined by the following criteria: (i) a member of the Audit Committee cannot have any relationship to the Company that would interfere with the exercise of the member’s independence from management and the Company; (ii) each member of the Audit Committee must be financially literate; (iii) at least one member of the Audit Committee must have accounting or related financial management expertise; (iv) no member of the Audit Committee can be a current employee of the Company; (v) a director may not be a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company and may not have a direct business relationship with the Company, unless in the discretion of the Board of Directors a determination is made that the relationship does not interfere with the member’s exercise of independent judgment; (vi) no member of the Audit Committee can be employed as an executive of another company where any of the Company’s executives serve on the other company’s compensation committee and (vii) no member of the Audit Committee can have a familial relationship with an executive officer of the Company or any of its affiliates.

Any such suggestion should include sufficient information about the proposed nominee to permit the Board of Directors to make an informed determination as to whether the proposed nominee, if elected, would be an independent director, as that term is defined in the Company’s By-Laws. Additional responsibilities of the Committee include identifying and analyzing current trends and issues pertaining to public policy, public affairs and corporate responsibility and bringing such matters to the attention of the Board.

The directors spend a considerable amount of time preparing for the Board and Committee meetings and, in addition, are called upon for their counsel between meetings. Each of the incumbent directors attended more than seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and the Committees on which he or she served in 2001.

COMPENSATION OF DIRECTORS

For service during 2001, each independent director of the Company, (including all directors other than Mr. Burns, Mr. Swienton and Mr. Nelson), received an annual retainer of $21,500 for Board membership and $3,500 for each membership on a major Board Committee. The chairperson of each Committee also received an additional retainer of $4,500 per year. If an independent director did not serve on the Board for the full year, any retainers payable to that director were prorated based upon the director’s length of service in 2001. Independent directors received a fee of $2,200 for all regular meetings of the Board and a fee of $1,100 for all meetings of standing committees as well as for special meetings of the Board. Independent directors also received reimbursement for travel expenses. Neither Mr. Swienton nor Mr. Nelson received any additional compensation by reason of their membership on the Board or attendance at meetings of any of its Committees.

During 2001, Mr. Burns was not paid the annual retainer normally paid to outside directors. The Company paid Mr. Burns an annual fee of $400,000 and a $25,000 allowance for perquisites in connection with his continued service as a non-executive Chairman of the Board for 2001.

In lieu of the annual retainer, under the Company’s Directors Stock Plan, any eligible director may elect to receive a combination of $11,500 in cash and a certain number of Common Shares as determined by a formula. The formula provides that the number of Shares granted to a participant will be equal to the nearest number of whole Shares that can be purchased for $15,000 based on the fair market value of the Shares on the date of grant. The Shares will be entitled to cash dividends and full voting rights. None of the Shares may be sold or transferred prior to six months after the date when service as a director ceases. A majority of the eligible directors have elected to participate in the Directors Stock Plan.

Pursuant to the Company’s Board of Directors Stock Award Plan, in 2001 all non-employee directors were awarded a stock option grant of 2,500 Shares at an option price based on the fair market value of a Share on the date of grant, vesting in three equal annual installments. In addition, pursuant to the Plan, in 2001 all non-employee directors were awarded a grant of 300 restricted stock units. The restricted stock units vest when service as a director ceases. The stock options and restricted stock units are awarded in addition to the directors’ annual cash retainers and meeting attendance fees.

The Company also provides all non-employee directors with $100,000 of accidental death and dismemberment coverage under the Company’s travel accident insurance policy, optional coverage under the Company’s medical plan and $100,000 of coverage under the Company’s group term life insurance policy, resulting in additional average compensation of approximately $3,100 to each such director.

The Company has a Directors’ Charitable Award Program under which it intends to make charitable contributions in the name of current and future directors. The program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. In addition, it enhances the Company’s ability to attract and retain directors of the highest caliber and experience. Under the Directors’ Charitable Award Program, each current or future director may designate up to two charitable organizations and it is the Company’s intention to contribute the sum of $500,000, in 10 annual installments, to the designated organizations in the director’s name upon the director’s death. The program may be funded with the proceeds of insurance policies. Individual directors will derive no financial benefit from this program, as all charitable deductions accrue solely to the Company. All of the current directors and six retired directors participate in the Directors’ Charitable Award Program.

Directors of the Company may elect to defer receipt of their retainer and fees. Deferred funds become part of the general assets of the Company and, at the direction of the electing director, are credited with earnings based upon several investment options, including Common Stock, a money market fund and several equity mutual funds. At the discretion of the director, the funds may be deferred until the earliest to occur of a fixed date, retirement, disability or removal, and are payable in a lump sum or installments. However, upon a change of control of the Company, all deferred amounts will be distributed immediately to the director in a lump sum.

CERTAIN RELATIONSHIPS

In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other unaffiliated corporations whose current or former officers or directors are also directors of the Company. All such transactions are conducted on a commercial, arms-length basis and most often do not come to the attention of the directors or officers of either the Company or the other corporation involved. Neither these transactions nor the amounts involved in such transactions are significant.

Furthermore, as noted previously, a majority of the directors must be independent directors as defined in the Company’s By-Laws and described in the section of this Proxy Statement entitled “Board of Directors and Committees of the Board.”

SELECTION OF AUDITORS

(Item No. 2)

Appointment

Upon the recommendation of the Audit Committee of the Board of Directors (the “Audit Committee”), the Board has selected KPMG LLP (“KPMG”), independent certified public accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2002.

The firm of KPMG has audited the accounts of the Company since 1955 and has offices in, or convenient to, most of the localities where the Company and its subsidiaries operate. The Company has been advised that representatives of KPMG will be present at the 2002 Annual Meeting with the opportunity to make a statement and to respond to appropriate questions raised at the Meeting.

Audit Fees

KPMG has performed audit services in connection with auditing the Company’s consolidated financial statements for the fiscal year ended December 31, 2001. KPMG has also performed limited review procedures in connection with quarterly, unaudited consolidated financial information of the Company. Aggregate KPMG fees for these professional services are expected to be approximately $1.97 million.

Financial Information Systems Design and Implementation Fees

KPMG did not provide any financial information systems design and implementation services during the fiscal year ended December 31, 2001.

All Other Fees

In addition to the above noted audit services, KPMG performed other audit related services pertaining primarily to the audits of the Company’s international subsidiaries that are required for statutory purposes, audits and agreed-upon procedures related to certain financing activities, audits of employee benefit plans, review of registration statements, issuance of comfort letters and consents and accounting consultations. Fees associated with these audit-related services are expected to be approximately $1.07 million.

In addition, KPMG rendered various other non-audit related services during the fiscal year ended December 31, 2001 consisting primarily of tax, information risk management assistance to the internal audit department, and litigation support totaling $1.38 million.

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for the ratification of the appointment of KPMG LLP.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as auditors.

SHAREHOLDER PROPOSAL

(Item No. 3)

The Company has received notice that AFSCME Employees Pension Plan of 1625 L Street, N.W., Washington, D.C. 20036-5687, beneficial owners of 400 shares of common stock of the Company, intends to offer the following proposal at the Annual Meeting:

“RESOLVED, that the shareholders of Ryder System, Inc. (“Ryder” or the “Company”) request the Board of Directors (the “Board”) to redeem the preferred share purchase rights distributed to shareholders on March 18, 1996, unless such distribution is approved by the affirmative vote of holders of a majority of shares present and voting, to be held as soon as may be practicable.”

The following statement was submitted in support of this proposal:

“SUPPORTING STATEMENT

For the three months ended September 30, 2001, Ryder’s revenue decreased 7.2% from the comparable period the previous year. We believe shareholders are concerned that cutbacks at automakers and other key customers, as well as lower demand in the truck market, will negatively affect Ryder’s financial performance.

This is an appropriate time, we think, for our Board to begin to eliminate management-entrenching corporate governance structures, particularly the Company’s poison pill. The Board created the current poison pill rights plan in March of 1996 with the distribution of preferred share purchase rights to shareholders.

We do not share the Board’s view that our Company should have put a rights plan into effect without shareholder approval. While management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of an unsolicited bid justifies the unilateral implementation of a poison pill.

The effect of poison pills on the value of companies’ stock has been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that “The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweigh the beneficial effects that might come from increased bargaining leverage of the target management.” A 1992 study by Professor John Pound of Harvard University’s Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights. A 2001 study of 1,500 firms conducted by researchers at Harvard University and the University of Pennsylvania’s Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. Shareholder rights were measured by a governance index which took into account, among other things, whether a company had a poison pill rights plan.

Rights plans like ours have become increasingly unpopular in recent years. In 2001, a majority of stockholders at 19 companies, including McDermott International, Profit Recovery Group and Southwest Gas, voted in favor of proposals asking management to redeem or obtain shareholder approval for poison pills.

We urge shareholders to vote for this resolution!”

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for adoption of the proposal.

The Board of Directors unanimously recommends a vote AGAINST this Proposal.

The Company’s shareholder rights plan protects shareholders from certain unsolicited tactics to acquire control of the Company that would be unfair and not be in the best interests of the Company’s shareholders. The rights plan does not inhibit fair and value enhancing acquisitions from proceeding. Rather, the plan guards against the types of acquisition attempts that would not treat all shareholders equally or that would take unfair advantage of shareholders.

The Company’s shareholder rights plan allows the Board sufficient time to properly evaluate an acquisition offer. In addition, the rights plan requires potential bidders to negotiate with the Board and strengthens the Company’s bargaining position with such potential bidders. The rights plan enables the Board, as the elected representatives of the shareholders, to better protect and further the interests of the shareholders in the event of an acquisition offer. The rights plan gives the Board the opportunity to evaluate an offer to determine if it reflects fair value to all shareholders and, if it does not do so, to reject the offer or seek alternative offers that meet these criteria.

The Board’s fiduciary duty to the shareholders requires it to evaluate the merits of each acquisition offer from the perspective of whether it would deliver full value to the shareholders. Redemption of the preferred share purchase rights would remove an important tool that the Board has to protect the Company’s shareholders. Therefore, the Board believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

There is direct empirical evidence of the economic benefits that rights plans provide for shareholders. A 1997 study by Georgeson & Co., a leading proxy solicitation and investor communications firm, concluded that the premiums paid to acquire companies with rights plans were, on average, 8% higher than premiums paid to companies without rights plans. The study estimated that (i) rights plans contributed an additional $13 billion in stockholder value during the previous five years, and (ii) shareholders of acquired companies that had not adopted rights plans gave up $14.5 billion in potential premiums. The study also found that the presence of a shareholder rights plan did not reduce the likelihood of a company becoming a takeover target, nor did it increase the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile bid. Similarly, a 1995 study by two University of Rochester economists concluded that rights plans are reliably associated with higher premiums for selling shareholders and that antitakeover measures increase the bargaining position of target firms.

The evidence suggests that rights plans serve their intended purposes of protecting shareholders against inadequate or unfair offers and increasing the bargaining power of boards, which result in higher values to shareholders. All of these reasons are why more than 2,000 companies, including more than half the companies in the S&P 500 index, have adopted some type of rights plan.

The rights plan is not intended to, and would not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Rather, the rights plan strengthens the Board’s ability, in the exercise of their fiduciary duties, to protect and maximize the shareholders’ investment in the Company in the event of an attempt to acquire control of the Company. The rights plan would not affect any takeover proposal the Board believes to be in the best interests of the shareholders. The overriding objective of the Board in adopting the Company’s rights plan was, and continues to be, the preservation and maximization of the Company’s value for all shareholders.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST this Proposal.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.

The Audit Committee is comprised of four outside directors, all of whom are independent under the rules of the New York Stock Exchange. The members are not professional accountants or auditors and the Committee’s functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee serves an oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, its discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures, all designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2001 with management and with the Company’s independent auditors, KPMG LLP. Additionally, the Committee has discussed with KPMG LLP those matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures from and discussed with the independent auditors those items required by Independence Standards Board Standard No. 1. The Audit Committee has discussed with KPMG LLP their independence and considered that the non-audit services listed in their written disclosures and presented in Item No. 2 of this proxy are compatible with the independence of KPMG LLP.

The Audit Committee discusses with the internal auditors and the independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of financial reporting. The Audit Committee held eight meetings during the calendar year 2001.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2001 year-end audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Joseph L. Dionne (Chairman), John A. Georges, David T. Kearns, Christine A. Varney

BENEFICIAL OWNERSHIP OF SHARES

As of January 15, 2002, each director or nominee and each executive officer named in the Summary Compensation Table herein, individually, and all directors, nominees and executive officers of the Company as a group, beneficially owned Common Stock as follows:

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership[1]	Class[2]

Gregory T. Swienton[3,4,5]	161,587	*

M. Anthony Burns[6,7,8]	1,158,384	1.913%

Joseph L. Dionne[6,7]	19,360	*

Edward T. Foote II6,7	16,307	*

David I. Fuente[6,7,8]	8,802	*

John A. Georges[6,7,8]	31,945	*

David T. Kearns[6,7]	18,401	*

Tracy Leinbach[4,5]	88,021	*

Challis Lowe[4,5]	20,630	*

Lynn M. Martin[6,7]	10,624	*

Corliss J. Nelson[3,4,5]	150,744	*

Vicki A. O’Meara[4,5]	129,823	*

Christine A. Varney[6,7,8]	8,284	*

Dwight D. Denny[4,5]	301,202	*

Directors and Executive Officers as a Group (17 persons) [3,4,5,6,7,8]	2,249,465	3.714%

*	Represents less than 1% of the Company’s outstanding common stock.

[1]	Unless otherwise noted, all Shares included in this table are owned directly, with sole voting and dispositive power. The inclusion of Shares in this table shall not be construed as an admission that such Shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
[2]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
[3]	Includes Shares held jointly with their spouses or other family members or held solely by their spouses as follows: Mr. Swienton, 14,500 Shares; Mr. Nelson, 2,900 Shares; all directors, nominees and executive officers as a group, 21,460 Shares.
[4]	Includes Shares held in the accounts of executive officers pursuant to the 401(k) Plan and the Deferred Compensation Plan as follows: Mr. Swienton, 420 Shares; Ms. Leinbach, 3,990 Shares; Ms. Lowe, 629 Shares; Mr. Nelson, 1,610 Shares; Ms. O’Meara, 9,176 Shares; Mr. Denny, 66 Shares; and all directors and executive officers as a group, 61,769 Shares.
[5]	Includes vested options to purchase Shares which are exercisable on January 15, 2002 or that will become exercisable by March 15, 2002 as follows: Mr. Swienton, 116,167 Shares; Ms. Leinbach, 83,531 Shares; Ms. Lowe, 20,001 Shares; Mr. Nelson, 143,334 Shares; Ms. O’Meara, 116,977 Shares; Mr. Denny, 301,055 Shares; and all directors and executive officers as a group, 1,905,043 Shares.
[6]	Includes the following number of Shares held in the account of each of the following directors pursuant to the Directors Stock Plan, the Directors Stock Award Plan and the Directors Deferred Compensation Plan: Mr. Burns, 411 Shares; Mr. Dionne, 9,879 Shares; Mr. Foote, 11,306 Shares; Mr. Fuente, 3,965 Shares; Mr. Georges, 10,292 Shares; Mr. Kearns, 13,100 Shares; Ms. Martin, 5,623 Shares; and Ms. Varney, 4,153 Shares.
[7]	Includes vested options to purchase Shares which are exercisable on January 15, 2002 or that will become exercisable by March 15, 2002 as follows: Mr. Burns, 979,712 Shares; Mr. Dionne, 4,501 Shares; Mr. Foote, 4,501 Shares; Mr. Fuente, 3,501 Shares; Mr. Georges, 4,501 Shares; Mr. Kearns, 4,501 Shares; Ms. Martin, 4,501 Shares; and Ms. Varney, 3,698 Shares.
[8]	Includes Shares held in the accounts of directors pursuant to the 401(k) Plan and the Deferred Compensation Plan as follows: Mr. Burns, 27,946 Shares; Mr. Fuente, 1,336 Shares; Mr. Georges, 9,934 Shares; and Ms. Varney, 333 Shares.

The following table sets forth information regarding the number and percentage of Shares held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than five percent (5%) of the Company’s outstanding Common Stock.

	Number of Shares
	Beneficially
Name and Address	Owned	Percent of Class

T. Rowe Price Associates, Inc.	4,803,652 [1]	7.90%
100 East Pratt Street
Baltimore, MD 21202

Greenhaven Associates, Inc.	4,300,400 [2]	7.09%
Three Manhattanville Road
Purchase, NY 10577

[1]	Of the total Shares shown, the nature of beneficial ownership is as follows: sole voting power 1,774,934; shared voting power 0; sole dispositive power 4,803,652; and shared dispositive power 0. Based upon the most recent filing by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on Form 13G dated February 14, 2002.
[2]	Of the total Shares shown, the nature of beneficial ownership is as follows: sole voting power 1,005,000; shared voting power 0; sole dispositive power 1,005,000; and shared dispositive power 3,295,400. Based upon the most recent filing by Greenhaven Associates, Inc. with the Securities and Exchange Commission on Form 13G/ A dated January 2, 2002.

Compliance with Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons owning more than ten percent (10%) of the Company’s Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership of Common Stock and other equity securities of the Company on Form 3 and reports of changes in such ownership on Forms 4 or 5. Directors, executive officers and greater than ten percent (10%) Shareholders are required to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on a review of copies of the reports furnished to the Company and written representations that no other reports were required during the fiscal year that ended December 31, 2001, with the exception of an inadvertent late filing of a Form 4 of Mr. M. Anthony Burns, the Company’s directors and executive officers complied with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors is composed of three independent, non-employee directors of the Company. No such director is an officer of the Company or any of its subsidiaries. No executive officer of the Company serves on the compensation committee of another entity whose executive officer serves on the Compensation Committee of the Company or whose executive officer serves as a director of the Company. In addition, no executive officer of the Company serves as a director of another entity who has an executive officer serving on the Compensation Committee of the Company. The Committee administers the Company’s executive policies and programs and regularly reports to the Board of Directors, including decisions regarding Mr. Swienton’s and Mr. Nelson’s compensation.

The Company’s goal is to attract, retain, motivate and reward executive management through competitive compensation policies, while aligning executive interests with Shareholder interests.

Evaluation of Executive Performance

It is the Committee’s belief that variable, at-risk compensation, both annual and long-term, should comprise a significant portion of executive compensation, to be earned only if specific financial goals are met. As a result, in 2001, a substantial portion of the targeted compensation of Mr. Swienton and the other named executive officers was at risk.

In addition to reviewing the internal effectiveness of the Company’s executive compensation programs, the Committee continuously evaluates whether the programs remain externally competitive. The Committee evaluates each element of the program in light of the compensation practices and financial performance of a comparative group of similar companies with which the Company must compete in hiring and retaining executives. In addition to evaluating compensation of similar companies, the Company also uses general survey information when reviewing its compensation practices. Survey data is analyzed by management and independent compensation consultants retained by the Company. Results are referenced by the Committee to aid in setting total compensation for the Company’s executive officers.

Stock Ownership Guidelines

To further underscore the importance of linking executive and Shareholder interests, in 1993 the Company established formal stock ownership guidelines for all executive officers of the Company. The Chief Executive Officer of the Company must own a minimum of the equivalent of two times annual base salary in Company stock and executive officers of the Company must own a minimum of the equivalent of their base salary in Company stock.

Components of Executive Compensation

During 2001, the Company’s executive compensation program consisted of three components: (1) base salary; (2) annual cash incentive awards; and (3) long-term incentive awards in the form of stock options. Executive officers also receive a range of employee benefits generally available to all employees of the Company. While each element of compensation is reviewed separately, the Committee takes into account the total compensation and benefits package in evaluating the executive compensation program and making compensation decisions. The Committee conducts ongoing analysis of its compensation and believes that the total package represents an attractive compensation and benefits program in line with those of comparable companies.

Base Salary

Base salaries for executive officers are believed to be appropriate in light of the scope and responsibilities of each executive officer’s position and the importance of that position to the operations of the Company. The Committee believes that salary levels for executive officers should be set in comparison to salary levels at comparable companies with which the Company competes for executive talent.

In making decisions to adjust individual salary levels, the Committee considers Company performance, the executive officer’s individual performance and position in the existing salary range and external comparative data provided by the Company’s outside compensation consultants. The Committee, however, does not employ any predetermined formula or assign any particular weight to any individual criterion in making these adjustments. During 2001, the Committee approved base salaries of executive officers other than Mr. Swienton and Mr. Nelson based on

Mr. Swienton’s recommendations and the above criteria. The Committee also reviewed Mr. Swienton’s and Mr. Nelson’s base salaries and made recommendations for any changes in their base salaries to the Board of Directors.

The Company synchronizes the timing of base salary increases of executives to a single point during the year. The Committee believes that implementing a common merit increase date for executives has enabled the Committee to compare Company performance to individual performance. In 2001, Mr. Swienton received a merit increase of $25,000 to raise his base salary to $625,000. In 2001, Mr. Nelson received a merit increase of $20,000 to raise his base salary to $490,000.

Annual Incentive Awards

The Company adopted an annual incentive award program based on the principles of Economic Value Added (“EVA”) in 1997. EVA, which determines whether a business is earning more than its true cost of capital, is utilized as an ongoing management tool for capital allocation and provides a basis on which to assess future goals, strategies and ultimate financial performance. Under the EVA annual incentive award program, executive compensation will reflect the Company’s performance in implementing its business strategy and the return to Shareholders.

Under the 2001 annual incentive compensation plan, cash awards for senior executive officers were based upon Company financial performance as measured by EVA. Other executives may also have an individual performance scorecard, subject to the Compensation Committee’s approval. Award opportunities were set to provide above-median compensation in relation to comparable companies if Company performance exceeded financial performance targets and below-median compensation in relation to comparable companies if performance was below these targets. The specific targets are considered confidential by the Company and are not included in this Report in order to avoid compromising the Company’s competitive position.

Based on 2001 EVA results and the Committee’s assessment of the CEO’s performance, Mr. Swienton’s annual incentive award totaled $357,937. Mr. Nelson’s annual incentive award totaled $209,244.

Long-Term Incentive Awards

Under the Ryder System, Inc. 1995 Stock Incentive Plan, stock options may be awarded to executive officers and other key executives of the Company. All awards are at the discretion of the Committee. The size of an individual stock option award is based primarily upon the individual executive’s responsibilities and position within the Company. The Committee also considers each executive’s current individual performance, potential for promotion and impact on Company performance. Stock option awards are intended to reflect the market level of such awards for comparable positions at peer companies.

The Company generally awards stock options on an annual basis to the Company’s executive officers and on some occasions upon the hiring of a new executive or to address market equity issues. In 2001, the Committee made an award of stock options to certain key executives of the Company.

The Committee does not determine the size of stock option awards by reference to the amount or value of outstanding stock options held by an individual executive officer at the time of the award.

Deductibility of Executive Compensation

The Committee has reviewed all components of the Company’s executive compensation program in light of the provisions of Section 162(m) of the Internal Revenue Code relating to the deductibility of compensation in excess of $1 million to certain executive officers. The Company’s 1995 Stock Incentive Plan meets the requirements of Section 162(m), and accordingly, stock options awarded to the Company’s executive officers are eligible for the “performance-based” exception to the disallowance of deductions. While the Annual Incentive Plan is based on performance, the Committee has decided not to submit this Plan to the Shareholders for 162(m) approval, which is one of the requirements to qualify the incentive compensation for the exception. The Committee believes that preserving its flexibility is in the best interest of the Company and its Shareholders and it will continue to consider the executive compensation program in relation to Section 162(m). For 2001, only Mr. Swienton received compensation in excess of $1 million that would be considered under Section 162(m).

David I. Fuente, Chair, Edward T. Foote II, and Lynn M. Martin.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and long-term compensation which the Company paid to, or deferred for, those persons who during fiscal year 2001 were (a) Chief Executive Officer and (b) each of the other four most highly compensated executive officers and one former executive officer of the Company (collectively, the “named executive officers”) for services rendered in 2001, 2000 and 1999.

Summary Compensation

			Annual Compensation

					Other Annual
			Salary	Bonus	Compensation[1]
Name and Principal Position		Year	($)	($)	($)

Gregory T. Swienton	President and Chief	2001	621,875	357,937	3,556
	Executive Officer	2000	537,917	500,000	3,131
		1999	254,167	500,000	2,087

Tracy A. Leinbach	Executive Vice	2001	281,667	157,598	2,037
	President — Fleet	2000	246,587	175,000	2,087
	Management Solutions	1999	242,186	208,023	1,672

Challis M. Lowe	Executive Vice	2001	362,250	156,177	2,037
	President — Human	2000	218,984	245,000	3,924
	Resources, Public	1999	0	0	0
	Affairs and Corporate Communications

Corliss J. Nelson	Senior Executive	2001	487,500	209,244	2,037
	Vice President and	2000	438,984	400,000	2,087
	Chief Financial Officer	1999	266,667	400,000	2,087

Vicki A. O’Meara	Executive Vice	2001	398,125	164,216	2,037
	President, General	2000	351,758	127,000	2,087
	Counsel and Secretary	1999	313,041	117,385	2,087

Dwight D. Denny	Former Executive	2001	373,313	69,612	2,037
	Vice President —	2000	359,563	120,637	2,087
	Asset Management	1999	343,911	127,500	2,087

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards

		Securities Underlying
	Restricted	Options/Limited	All Other
	Stock	SARs	Compensation[3]
Name and Principal Position	Award[2]($)	(#)	($)

Gregory T. Swienton	0	0	112,464
	0	550,000	186,814
	779,064	250,000	306,785

Tracy A. Leinbach	0	10,000	29,248
	133,750	53,590	88,336
	0	30,000	105,469

Challis M. Lowe	0	35,000	72,394
	208,750	75,000	464,055
	0	0	0

Corliss J. Nelson	0	0	135,421
	637,500	440,000	145,957
	0	100,000	331,658

Vicki A. O’Meara	0	35,000	32,150
	212,500	70,710	26,844
	0	35,000	38,679

Dwight D. Denny	0	0	1,616,727
	117,032	70,730	70,614
	0	40,000	80,477

[1]	This column represents amounts reimbursed for the payment of income taxes on certain perquisites provided to these executive officers. Other perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations and are not included in this column.
[2]	Based on a fair market value of $22.15 for the Common Stock, as determined by using the average of the high and low price on December 31, 2001, the number of restricted stock holdings and value would be for Mr. Swienton, $664,500; for Ms. Leinbach, $177,200; for Ms. Lowe, $221,500; for Mr. Nelson, $664,500; for Ms. O’Meara, $221,500; and for Mr. Denny, $155,050. The 1995 restricted stock options vest in 25%, 25% and 50% annual installments for Mr. Swienton, Ms. Leinbach and Ms. Lowe; in 33 1/3% annual installments for Mr. Nelson and Ms. O’Meara; and in 25% annual installments for Mr. Denny. Annual installments commence with the first anniversary of the date of grant.
[3]	This column is composed of: (a) contributions to the 401(k) Plan for Mr. Swienton in the amounts of $3,400, $0 and $0 for 2001, 2000 and 1999, respectively; for Ms. Leinbach in the amounts of $3,926, $3,928 and $3,200 for 2001, 2000 and 1999, respectively; for Ms. Lowe in the amounts of $1,877, $1,877 and $0 for 2001, 2000 and 1999, respectively; for Mr. Nelson in the amounts of $3,926, $0 and $0 for 2001, 2000 and 1999, respectively; for Ms. O’Meara in the amount of $0 for 2001, 2000 and 1999; and for Mr. Denny in the amounts of $3,926, $3,928 and $3,200 for 2001, 2000 and 1999, respectively; (b) contributions to the Deferred Compensation Plan for Mr. Swienton in the amount of $0 for 2001, 2000 and 1999; for Ms. Leinbach in the amounts of $5,733, $1,027 and $1,654 for 2001, 2000 and 1999, respectively; for Ms. Lowe in the amount of $0 for 2001, 2000 and 1999; for Mr. Nelson in the amount of $0 for 2001, 2000 and 1999; for Ms. O’Meara in the amounts of $0, $0 and $9,846 for 2001, 2000 and 1999, respectively; and for Mr. Denny in the amounts of $9,876, $7,196 and $7,082 for 2001, 2000 and 1999, respectively; (c) dollar value of premiums for compensatory split- dollar insurance payments for Mr. Swienton in the amounts of $103,000, $103,000 and $40,392 for 2001, 2000 and 1999, respectively; for Ms. Leinbach in the amount of $17,520 for 2001, 2000 and 1999; for Ms. Lowe in the amounts of $64,847, $64,847 and $0 for 2001, 2000 and 1999, respectively; for Mr. Nelson in the amounts of $44,866, $44,866 and $27,378 for 2001, 2000 and 1999, respectively; for Ms. O’Meara in the amounts of $26,844, $26,844 and $23,242 for 2001, 2000 and 1999, respectively; and for Mr. Denny in the amounts of $53,039, $53,039 and $63,744 for 2001, 2000 and 1999, respectively; (d) premiums paid under the Supplemental Long-Term Disability Insurance Plan for Mr. Swienton in the amounts of $6,064, $0 and $5,668 for 2001, 2000 and 1999, respectively; for Ms. Leinbach in the amounts of $2,069, $1,880 and $1,802 for 2001, 2000 and 1999, respectively; for Ms. Lowe in the amounts of $5,670, $0 and $0 for 2001, 2000 and 1999, respectively; for Mr. Nelson in the amounts of $8,690, $0 and $8,009 for 2001, 2000 and 1999, respectively; for Ms. O’Meara in the amounts of $5,306, $0 and $5,591 for 2001, 2000 and 1999, respectively; and for Mr. Denny in the amount of $6,451 for 2001, 2000 and 1999; (e) relocation expenses paid for Mr. Swienton in the amounts of $83,814 and $60,725 in 2000 and 1999, respectively; for Ms. Leinbach in the amounts of $63,981 and $81,293 in 2000 and 1999, respectively; for Ms. Lowe in the amount of $397,331 in 2000; and for Mr. Nelson in the amounts of $77,939, $101,091 and $96,271 in 2001, 2000 and 1999, respectively; (f) sign-on bonus for Mr. Nelson and Mr. Swienton was $200,000 each in 1999; and (g) severance paid, payable or accrued to Mr. Denny in the amount of $1,543,435 in 2001.

Severance Agreements

The Company has entered into severance agreements with each executive officer, including the named executive officers, and other key officers of the Company and its subsidiaries, which provide that if the Company terminates the employment of an executive for reasons other than death, disability or cause, the Company will provide the executive with a multiple of salary and bonus ranging from a maximum of three times salary and a total of three times bonus for the highest level executive to a minimum of 1.5 times salary and, for each year of service, one month bonus (subject to a maximum of 12 months bonus), as well as various benefits and perquisites, net of taxes. In the event of a termination of employment that triggers the provisions of a severance agreement, Mr. Nelson would be entitled to three times salary and a total of two times bonus and Mr. Swienton would be entitled to three times salary and a total of three times bonus.

In 2001, the Company introduced a formal severance plan that covers the majority of all other employees.

Mr. Denny’s employment with the Company terminated on October 31, 2001. Pursuant to the terms of his severance agreement, Mr. Denny will continue to receive his salary for a period of thirty-six (36) months from the date of termination. In addition, Mr. Denny received a lump sum payment at the time of termination of his employment in the amount of $382,674.40, such amount including a tenure-related bonus and other perquisites.

OPTION GRANTS

The following table provides information regarding the grant of stock options to the named executive officers in fiscal year 2001. The table includes the potential realizable value of the stock options granted in 2001, assuming annual compound appreciation of the underlying Share price at rates of five percent (5%) and ten percent (10%), as required by the SEC, and zero percent (0%) from the date the stock options were granted over the full option term of ten (10) years. (These values are listed in the column headed “Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/ Limited SAR Term.”)

Option/ Limited SAR Grants in Fiscal Year 2001

Individual Grants
					Potential Realizable
		% of Total			Value[4] at
	Number[1] of	Options/Limited			Assumed Annual Rates of
	Securities	SARs Granted			Stock Price Appreciation for
	Underlying	to Employees in	Exercise		Option/Limited SAR Term
	Options/Limited	Fiscal Year	Price
Name	SARs Granted	2001	Per Share[2]	Expiration Date[3]	0%	5%	10%

Gregory T. Swienton	0	0.0%	N/A		N/A	N/A	N/A

Tracy A. Leinbach	10,000	1.2%	$20.530	February 28, 2011	$0	$129,112	$327,195

Challis M. Lowe	35,000	4.3%	19.370	February 15, 2011	0	426,359	1,080,478

Corliss J. Nelson	0	0.0%	N/A		N/A	N/A	N/A

Vicki A. O’Meara	35,000	4.3%	19.370	February 15, 2011	0	426,359	1,080,478

Dwight D. Denny	0	0.0%	N/A		N/A	N/A	N/A

[1]	Stock options and Limited SAR grants generally vest in annual installments over three to five years commencing with the first anniversary of the date of grant. Each named officer who received a grant of stock options received Limited SARs equal to the number of Shares subject to such stock option. The numbers given reflect an option with a tandem Limited SAR as a single unit. Grants to each of the named executives were made under the 1995 Stock Incentive Plan.
[2]	Represents fair market value as of date of grant.
[3]	Ten (10) years from grant date of February 2001 and March 2001.
[4]	If the 5% or 10% annual compound stock price appreciation shown in the table were to occur, the price of the stock for the February 2001 grant would be $31.55 or $50.24, respectively, on February 15, 2011; the March 2001 grant would be $33.44 or $53.25, respectively, on February 28, 2011. The appreciation in the market value of the Company’s Common Stock from the date of the February 2001 grant would be $737,240,491 and $1,868,312,153, respectively, and the March 2001 grant would be $781,391,187 and $1,980,198,684, respectively. The appreciation during this period realized by the five named executive officers from these stock options would be .12 percent (February 2001), and .02 percent (March 2001) of the gain to all Shareholders. The use of the 5% and 10% rates as required by the SEC is not intended by the Company to forecast possible future appreciation of the Company’s Common Stock.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table provides information, with respect to the named executive officers, regarding the exercise of options during fiscal year 2001 and unexercised options held as of the end of fiscal year 2001.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End 2001 Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/Limited SARs at		In-the-Money Options at
			Fiscal Year-End 2001		Fiscal Year-End 2001[1]
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory T. Swienton	0	$0	100,001	699,999	$510,213	$1,245,412

Tracy A. Leinbach	0	0	64,817	58,273	89,672	195,539

Challis M. Lowe	0	0	8,334	101,666	10,626	163,549

Corliss J. Nelson	0	0	130,001	409,999	315,585	856,165

Vicki A. O’Meara	0	0	94,287	114,593	19,590	181,475

Dwight D. Denny	21,779	43,900	274,209	125,665	114,306	212,865

[1]	Amounts reflecting gains on outstanding stock options based on a fair market value of $22.15 for the Common Stock, as determined by using the average of the high and low price on December 31, 2001. As no change in control of the Company has occurred, the tandem Limited SARs had no calculable value at such date.

PENSION BENEFITS

The Company covers substantially all regular full-time employees who are not covered by plans administered by labor unions or plans sponsored by a subsidiary or division of the Company under the Ryder System, Inc. Retirement Plan (the “Retirement Plan”). Benefits payable under the Retirement Plan are based on an employee’s career earnings with the Company and its subsidiaries. At normal retirement age of sixty-five (65), a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45 percent of the first $15,600 of compensation and bonus received, plus 1.85 percent of the portion of such compensation and bonus in excess of $15,600, during each such year while a Retirement Plan member. Accrued benefits under the Retirement Plan have been improved from time to time.

Retirement Plan benefits vest at the earlier of the completion of five (5) years of credited service or upon reaching age sixty-five (65), provided, however, that in the event of a change of control of the Company, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age forty-five (45) or older or with ten (10) or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified pension plan is currently $140,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $170,000. The Company maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (the “Restoration Plan”), which covers those participants of the Retirement Plan whose benefits are reduced by the Internal Revenue Code or other United States laws. A participant in the Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.

The following table sets forth annual pension benefit projections assuming each named executive officer remains continuously employed by the Company at current compensation levels until retirement at the normal retirement date or age.

Estimated Annual Benefits at Retirement1

(in the form of a single life annuity)

Gregory T. Swienton	$293,789

Tracy A. Leinbach	$258,248

Challis M. Lowe	$101,042

Corliss J. Nelson	$150,676

Vicki A. O’Meara	$227,977

Dwight D. Denny	$259,498	[2]

In addition to the Retirement Plan, the Company maintains the Split Dollar Life Insurance Plan for the benefit of each named executive officer and certain other key executives. This Plan provides participants with additional life insurance. The Company pays all costs equal to the premiums on the life insurance acquired prior to retirement. The participant owns the policy but must assign a portion of the policy’s cash surrender value and death benefits to the Company. In the event of death prior to normal retirement, the participant’s beneficiary will receive three times the participant’s annual base salary offset by the Company-wide group term life insurance policy. In the event a participant ceases to be employed by the Company prior to the participant’s normal retirement date, the participant has the right to purchase the policy from the Company for an amount equal to the premiums the Company has paid on the policy. Assuming normal retirement dates, the Company will be repaid, from the cash surrender value of the policy, an amount equal to the aggregate net premiums paid on the policy or its collateral interest in the policy. The participant will have projected post-retirement life insurance coverage equal to fifty percent (50%) of the life insurance coverage immediately prior to retirement.

1 These amounts include benefits under the Retirement Plan and the Restoration Plan combined.

2 This figure represents Mr. Denny’s actual annual early retirement benefit.

STOCK PERFORMANCE

Comparison of 5 Year Cumulative Return
Among Ryder System, Inc., S&P 500 Index & Dow Jones Transportation 20 Index1

	1996	1997	1998	1999	2000	2001

Ryder System, Inc.	$100.00	$117.98	$95.62	$92.13	$64.71	$91.09
S&P 500 Index	$100.00	$134.03	$171.52	$207.61	$188.71	$171.09
Dow Jones Transportation 20 Index	$100.00	$148.07	$145.11	$138.54	$139.06	$129.33

[1]	Assumes for comparison that the value of the Company’s Common Stock and of each index was $100 on December 31, 1996 and that all dividends were reinvested. Past performance is not necessarily an indicator of future results.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR

THE 2003 ANNUAL MEETING

In accordance with SEC regulations, Shareholder proposals for next year’s Annual Meeting must be received at the principal office of the Company, 3600 N.W. 82nd Avenue, Miami, Florida 33166, Attention: Secretary, no later than November 27, 2002, and must meet all other SEC requirements in order to be included in the Company’s Proxy Statement for the 2003 Annual Meeting. In addition, the Company’s By-Laws provide that any Shareholder who desires either to bring a Shareholder proposal before an annual meeting or to present a nomination for director at an annual meeting must give advance notice to the Company regarding the proposal or nominee. The By-Laws require that written notice be delivered to the Secretary of the Company not less than 90 days prior to the date of the annual meeting at which the proposal or nomination is to be presented and contain certain information regarding the Shareholder desiring to present a proposal or make a nomination, as the case may be. A copy of the By-Laws is available upon request from the Secretary of the Company.

RYDER SYSTEM, INC.

Vicki A. O’Meara
Executive Vice President,
General Counsel and Secretary

March 25, 2002
Miami, Florida

Ryder System, Inc.
3600 N.W. 82nd Avenue Miami, Florida 33166 www.ryder.com 2990 • PS • 2002

PROXY

RYDER SYSTEM, INC.

ANNUAL MEETING — MAY 3, 2002

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gregory T. Swienton, Corliss J. Nelson and Vicki A. O’Meara, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 11, 2002, during or at any adjournment of the Annual Meeting of Shareholders to be held at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida, on Friday, May 3, 2002, on all matters to come before the meeting.

COMMENTS or CHANGE OF ADDRESS

(IF YOU HAVE WRITTEN ON THE ABOVE SPACE,
PLEASE MARK THE CORRESPONDING BOX ON
THE REVERSE OF THIS CARD.)

     ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN AND RETURN THIS CARD SO THAT THE PROXY COMMITTEE MAY VOTE YOUR SHARES.

(SEE REVERSE SIDE)	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	(SEE REVERSE SIDE)

(Ryder Logo)

Ryder Logistics & Transportation
Solutions Worldwide
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

VOTE BY TELEPHONE	VOTE BY INTERNET

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone	It’s fast, convenient, and your vote is immediately confirmed and posted.

1-877-PRX-VOTE (1-877-779-8683)

FOLLOW THESE FOUR EASY STEPS:	FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND PROXY CARD	1. READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND PROXY CARD.

2. CALL THE TOLL-FREE NUMBER 1-877-PRX-VOTE (1-877-779-8683)	2. GO TO THE WEBSITE http://www.eproxyvote.com/r

3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME	3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4. FOLLOW THE RECORDED INSTRUCTIONS	4. FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT! CALL 1-877-PRX-VOTE ANYTIME!	YOUR VOTE IS IMPORTANT! GO TO http://www.eproxyvote.com/r ANYTIME!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET. If you choose to vote by telephone or by Internet, you must submit a vote on each and every item presented or none of your selections will register.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

DIRECTORS RECOMMEND A VOTE “FOR”	DIRECTORS RECOMMEND A VOTE “FOR”	DIRECTORS RECOMMEND A VOTE “AGAINST”

1. ELECTION OF DIRECTORS, NOMINEES: (01) John H. Dasburg, (02) Joseph L. Dionne and (03) Lynn M. Martin for a term of office expiring at the 2005 Annual Meeting	2. Ratification of KPMG LLP as auditors	3. Shareholder proposal regarding Redemption of Preferred Share Purchase Rights.

FOR WITHHELD ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐

☐

For, except vote withheld from the nominee(s) listed above

Change of Address/Comments On Reverse Side ☐

     I hereby authorize the proxy committee, in their discretion, to vote for an alternate director nominee if any nominee listed herein is unavailable, and to use their discretion to vote on any other matters that may be properly presented before the Annual Meeting and at any adjournment of the Annual Meeting.

     Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Date	Signature	Date